News Release

For Further Information

Media Relations:	Nick Iammartino, 816-854-4556, nick.iammartino@hrblock.com

Investor Relations:      Scott Dudley, 816-854-4505, scott.dudley@hrblock.com

H&R BLOCK REPORTS FISCAL 2007 FINANCIAL RESULTS

Double-Digit Gains for FY07 Revenues and Earnings from Continuing Operations

FY08 Guidance Set at $1.25 - $1.45 Earnings per Share from Continuing Operations

FOR RELEASE June 21, 2007 6:00 a.m. EDT

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported that fiscal 2007 earnings from continuing operations rose 26 percent to $374.3 million from $297.5 million, earnings per diluted share from continuing operations increased 29 percent to $1.15 from 89 cents, and revenues rose 12 percent to $4.0 billion from $3.6 billion. The 2006 earnings include an after tax charge of $42.5 million, or 13 cents per share, for litigation settlements and associated legal costs.

For the 2007 fourth quarter ended April 30, earnings from continuing operations were $591.2 million, up 9 percent from $541.7 million in the 2006 period, while earnings per diluted share from continuing operations gained 11 percent to $1.81 from $1.63. Revenues of $2.4 billion in the 2007 fourth quarter were 8 percent higher than $2.2 billion in 2006.

“Our Tax Services business performed well during the 2007 season. We served a record number of clients, brought out new products and marketing programs, and experienced outstanding execution,” said Mark A. Ernst, chairman and chief executive officer. “Fourth quarter and 2007 results were also strong in Consumer Financial Services, reflecting a successful first year for H&R Block Bank and a good, solid year of improvement for H&R Block Financial Advisors.”

The company is proceeding as planned with the transaction announced April 20 to sell Option One Mortgage Corp. to an affiliate of Cerberus Capital Management, L.P. and continues to expect closing to occur during the fiscal quarter ending Oct. 31, 2007. Results of both the Option One business and H&R Block Mortgage Corp., whose closure was previously announced, are reported as discontinued operations.

Net loss from discontinued operations (which includes several small non-mortgage businesses) was $808.0 million, or $2.48 per diluted share, for fiscal 2007, and $676.8 million, or $2.07 per share, in the fourth quarter, reflecting previously

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H&R Block Reports Fiscal 2007 Financial Results/page 2

announced impairment charges and sales costs in connection with the pending sale of Option One, the write-down of residual interests, loss provisions on mortgage loans and the impact of mortgage pricing conditions in the secondary market.

“We continue to operate Option One with a focus on positioning it for success in the changing non-prime mortgage market,” Ernst said.

Including discontinued operations, the consolidated net loss for fiscal 2007 of $433.7 million, or $1.33 per diluted share, compares with prior-year net income of $490.4 million, or $1.47 per share. The consolidated net loss for the fourth quarter was $85.6 million, or 26 cents per share, versus net income of $587.5 million, or $1.77 per share, in the prior-year period.

Fiscal 2008 Outlook

The company expects fiscal 2008 earnings from continuing operations to be in the range of $1.25 to $1.45 per share, and that discontinued operations will post modest losses during the year’s first two quarters. “We are intent on aggressively managing our operations for better performance,” Ernst stated.

In Tax Services, margins are expected to improve with growth in retail clients served and modestly higher pricing, combined with additional client growth in digital tax services. Within Consumer Financial Services, the company foresees H&R Block Bank building upon its initial success, while H&R Block Financial Advisors progresses further and achieves year-long profitability. Strong performance in RSM McGladrey’s core businesses and margin improvement should also contribute to higher expected earnings from continuing operations in fiscal 2008.

Dividends

H&R Block announced June 6 that its Board of Directors had declared a 6 percent higher quarterly cash dividend of 14.25 cents per share, payable Oct. 1, 2007, to shareholders of record Sept. 10, 2007, reflecting the business outlook and the company’s ongoing commitment to return value to shareholders. The increase brings the indicated annual rate to 57 cents per share. The Oct. 1 payment marks the 10th consecutive year of increase and will be the company’s 180th consecutive quarterly dividend. (The Board earlier declared a quarterly cash dividend of 13.5 cents per share, payable July 2, 2007, to shareholders of record June 11, 2007.)

Business Segment Performance

Tax Services

Revenues for the year increased 10 percent to $2.7 billion and in the fourth quarter of fiscal 2007 rose 8 percent to $1.9 billion. Pretax income from continuing operations for 2007 increased 20 percent to $705.2 million from the prior-year period (which included the $70.2 million pretax charge for litigation settlements and legal costs), and for the quarter was up 9 percent to $965.1 million.

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H&R Block Reports Fiscal 2007 Financial Results/page 3

Total clients served in H&R Block’s U.S. retail offices and digital tax business increased 4.4 percent to a record 20.3 million during fiscal 2007, based on 0.9 percent growth in retail and a 19.4 percent jump in digital. Net average fee per U.S. retail client served rose 6.4 percent to $165.06.

Also contributing to the year’s solid performance were gains in revenue and income by the international tax operations in Canada and Australia. Worldwide total clients served climbed to a record 22.9 million, up nearly 1 million from 2006.

“H&R Block had a strong early season thanks to the smooth opening of 4,500 offices by November and the success of innovative products we launched, in particular the H&R Block Emerald Prepaid MasterCard®,” Ernst said. “We were aggressive in pursuing early season filers and did well in attracting and retaining clients in this segment.

“We also finished the tax season on a positive note, with a strong second peak and large number of clients filing in the last few days,” Ernst continued. “The expertise of H&R Block’s tax professionals gave us a real competitive edge, especially during the late season. We saw good results from our new ‘You got people’ advertising and marketing messages, which focused on the accessibility to all clients of our tax professionals and their know-how.”

The company’s Digital Tax operations grew market share in fiscal 2007 for the second straight year. Aggressive marketing programs, a simplified product lineup for easier purchase decisions and smart pricing of TaxCut software and online services all contributed to the share gain.

Consumer Financial Services

The Consumer Financial Services segment consists of H&R Block Financial Advisors and H&R Block Bank, which began operations at the start of the 2007 fiscal year. Results for H&R Block Mortgage Corp., which is being closed, are reported in discontinued operations.

Segment revenues for the year were $388.1 million compared with $288.0 million in 2006, and for the 2007 fourth quarter were $120.2 million versus $76.8 million in the prior year, with the increases for both periods largely reflecting the addition of bank operations.

For fiscal 2007, pretax income from continuing operations of $19.8 million compared with a loss of $32.8 million. Fourth quarter pretax income from continuing operations was $14.2 million in 2007 versus a loss of $9.7 million in the year-ago period. Improvements by H&R Block Financial Advisors and earnings from the addition of the bank contributed nearly equally to the advances in both periods.

“The popularity of the new Emerald Card among tax clients benefited H&R Block Bank. We opened more than two million bank accounts through the card, doubling our original goal,” Ernst said. “We believe the bank differentiates us in the tax marketplace and offers significant potential for client retention and growth.”

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H&R Block Reports Fiscal 2007 Financial Results/page 4

Clients can use the Emerald Card all year, not just to receive refund-related funds at tax time. At modest costs, clients enjoy banking services including direct deposit of payroll, ATM withdrawals and debit card transactions, while avoiding other financial fees. It is estimated that Emerald Card clients have already collectively saved over $63 million in check-cashing fees by using this product.

H&R Block Financial Advisors was profitable for the second straight quarter. “The business surpassed its profitability goals by focusing on advisor productivity and annuitized products,” Ernst said. “We’ve had noteworthy improvement in results, and we see more payoff ahead from our recruitment of high-quality advisors in recent years, the generation of tax client referrals, and ongoing programs to control costs and improve efficiencies.”

Business Services

Revenues for fiscal 2007 from continuing operations increased 13 percent to a record $932.4 million from $828.1 million. The increase includes a full year of operation of offices acquired in October 2005 from American Express Tax and Business Services (Amex TBS) and a gain in RSM McGladrey’s existing business.

The revenue gain was reduced by a change in organizational structure during 2007 that shifted certain businesses acquired with Amex TBS into attest firms that, while not affiliates, also serve RSM McGladrey clients. As a result, Business Services no longer records revenues and expenses associated with leasing associates to the attest firms, and revenues declined 6 percent for the fourth quarter to $316.0 million from $334.5 million. The organizational shift had no impact on earnings.

“Year-over-year revenue growth in our core service offerings of accounting, tax, business consulting and wealth management continued to be strong,” Ernst said, “and we believe there is opportunity to further improve the efficiency and operating margin of these businesses.”

Pretax income from continuing operations declined 18 percent for the year to $57.7 million from $70.7 million, reflecting 2007 off-season expenses for Amex TBS not incurred during the prior year, losses in a portion of the capital markets business now being scaled back, and costs associated with branding initiatives and acquisition efforts. For the fourth quarter, pretax income from continuing operations was $62.4 million, down 10 percent from $69.1 million.

Discontinued Operations

Discontinued operations includes primarily the company’s mortgage business, plus three small businesses previously reported in the Business Services segment and the U.K. tax operation.

Conditions in the non-prime mortgage industry continued to be challenging during the 2007 fourth quarter. Mortgage operations were particularly impacted by deteriorating conditions in the secondary market, where reduced investor demand for loan purchases, higher investor yield requirements and increased estimates for future losses reduced the value of non-prime loans.

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H&R Block Reports Fiscal 2007 Financial Results/page 5

The pretax loss figure includes $388.7 million in loan loss reserves and repurchase reserves due to higher loss severity; a $154.9 million write-down of goodwill; a $193.4 million additional impairment to reflect the assets held for sale at fair value less expected costs to sell; and a $168.9 million impairment of residual interests due to increased cumulative loss assumptions.

Loan origination levels for the fourth quarter were $5.8 billion, down somewhat from $6.3 billion in the third quarter. The cost of origination was 245 basis points, up from 205 basis points in the prior quarter. Option One continued to focus on optimizing its origination platform through restructuring activities which will be ongoing until the sale is closed.

An additional tightening of underwriting standards put in place in March is expected to yield higher quality loans that should have better value in the secondary market, reduce the company’s loss exposure and improve profitability.

Conference Call

Today at 8 a.m. EDT, the company will host a conference call for analysts, institutional investors and shareholders. Mark Ernst and Bill Trubeck, executive vice president and chief financial officer, will discuss results and future expectations as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (800) 299-7928 – Access Code: 60025040
International (617) 614-3926 – Access Code: 60025040

The call will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly on H&R Block's Investor Relations Web site, http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 10 a.m. EDT June 21 and continuing until 12 p.m. EDT July 6, 2007, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international). The replay access code is 54214189. The webcast will be replayed on the company's Investor Relations Web site at http://investor-relations.hrblock.com.

Forward Looking Statement

The information contained in this press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors including, but not limited to, the uncertainty regarding completion of the sale of Option One Mortgage Corp. or the consideration to be received by the company upon completing such sale; the uncertainty that the company will achieve or exceed its revenue, earnings and earnings-per-share growth goals or expectations for fiscal year 2008; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board of directors’ authorization; the uncertainty of the impact and effect of changes in the non-prime mortgage

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H&R Block Reports Fiscal 2007 Financial Results/page 6

market, including changes in interest rates, loan origination volume and levels of early payment defaults and resulting loan repurchases; the uncertainty that the company will meet the regulatory capital requirements of the Office of Thrift Supervision; changes in the company’s effective income tax rate; litigation involving the company and its subsidiaries; changes in market, economic, political or regulatory environments; changes in management and strategies; and risks described from time to time in reports and statements filed by the company and its subsidiaries with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, and accounting and business consulting services and products.  H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955.  The company and its subsidiaries reported revenues of $4.0 billion and net income from continuing operations of $374.3 million in fiscal year 2007.  The company has continuing operations in three principal business segments: Tax Services (income tax return preparation and related services and products via in-office, online and software solutions); Business Services (accounting, tax and business consulting services primarily for midsized companies); and Consumer Financial Services (brokerage services, investment planning and related financial advice along with full-service consumer banking). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands – H&R Block and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended April 30,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$1,910,370	$1,764,774	$965,145	$883,340
Business Services	316,027	334,469	62,397	69,138
Consumer Financial Services	120,202	76,778	14,239	(9,709)
Corporate and Eliminations	4,643	2,099	(35,515)	(33,360)
	$2,351,242	$2,178,120	1,006,266	909,409
Income taxes			415,037	367,673
Net income from continuing operations			591,229	541,736
Net income (loss) from discontinued operations			(676,793)	45,802
Net income (loss)			($85,564)	$587,538

Basic earnings (loss) per share:
Net income from continuing operations			$1.83	$1.65
Net income (loss) from discontinued operations			(2.09)	0.14
Net income (loss)			($0.26)	$1.79

Basic shares outstanding			322,991	328,423

Diluted earnings (loss) per share:
Net income from continuing operations			$1.81	$1.63
Net income (loss) from discontinued operations			(2.07)	0.14
Net income (loss)			($0.26)	$1.77

Diluted shares outstanding			326,195	332,141

	Year Ended April 30,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$2,685,858	$2,449,751	$705,171	$590,089
Business Services	932,361	828,133	57,661	70,661
Consumer Financial Services	388,090	287,955	19,811	(32,835)
Corporate and Eliminations	14,965	8,914	(146,845)	(117,433)
	$4,021,274	$3,574,753	635,798	510,482
Income taxes			261,461	212,941
Net income from continuing operations			374,337	297,541
Net income (loss) from discontinued operations			(807,990)	192,867
Net income (loss)			($433,653)	$490,408

Basic earnings (loss) per share:
Net income from continuing operations			$1.16	$0.91
Net income (loss) from discontinued operations			(2.50)	0.58
Net income (loss)			($1.34)	$1.49

Basic shares outstanding			322,688	328,118

Diluted earnings (loss) per share:
Net income from continuing operations			$1.15	$0.89
Net income (loss) from discontinued operations			(2.48)	0.58
Net income (loss)			($1.33)	$1.47

Diluted shares outstanding			326,154	333,187

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss from continuing operations.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the consolidated results of operations or stockholders’ equity as previously reported.

H&R Block Bank commenced operations on May 1, 2006, at which time we realigned our segments to reflect a new management reporting structure.

On April 19, 2007, we entered into an agreement to sell Option One Mortgage Corporation (OOMC) for cash consideration approximately equal to the fair value of the adjusted tangible net assets of OOMC (as defined by the agreement) at closing less $300.0 million. In conjunction with this plan, we also announced we would terminate the operations of H&R Block Mortgage Corporation. We recorded impairments relating to the disposition of our mortgage businesses during the fourth quarter of fiscal year 2007 of $345.8 million, including the full impairment of goodwill of $152.5 million. During fiscal year 2007, we committed to a plan to sell and/or completed the wind-down of three smaller lines of business previously reported in our Business Services segment, as well as our tax operations in the United Kingdom previously reported in Tax Services. During fiscal year 2007, we met the criteria requiring us to present the related financial results of these businesses as discontinued operations and the assets and liabilities of all of the businesses being sold as held-for-sale in the consolidated financial statements for all periods presented.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	April 30,	April 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$921,838	$673,827
Cash and cash equivalents - restricted	332,646	385,439
Receivables from customers, brokers, dealers and clearing
organizations, net	410,522	496,577
Receivables, net	556,255	475,296
Prepaid expenses and other current assets	208,564	152,468
Current assets of discontinued operations, held for sale	1,024,467	604,829
Total current assets	3,454,292	2,788,436

Mortgage loans held for investment	1,358,222	0
Property and equipment, net	379,066	343,706
Intangible assets, net	181,413	210,325
Goodwill, net	993,919	941,324
Other assets	410,089	367,920
Noncurrent assets of discontinued operations, held for sale	722,492	1,337,424
Total assets	$7,499,493	$5,989,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$1,567,082	$—
Customer banking deposits	1,129,263	—
Accounts payable to customers, brokers and dealers	633,189	781,303
Accounts payable, accrued expenses and other	519,372	610,029
Accrued salaries, wages and payroll taxes	307,854	269,151
Accrued income taxes	394,915	505,690
Current portion of long-term debt	9,304	506,992
Current liabilities of discontinued operations, held for sale	615,373	220,271
Total current liabilities	5,176,352	2,893,436

Long-term debt	519,807	417,262
Other noncurrent liabilities	388,835	530,638
Total liabilities	6,084,994	3,841,336

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	676,766	653,053
Accumulated other comprehensive income (loss)	(1,320)	21,948
Retained earnings	2,886,440	3,492,059
Less cost of 112,671,610 and 107,377,858 shares of
common stock in treasury	(2,151,746)	(2,023,620)
Total stockholders’ equity	1,414,499	2,147,799
Total liabilities and stockholders’ equity	$7,499,493	$5,989,135

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended April 30,		Year Ended April 30,
	2007	2006	2007	2006
Revenues:
Service revenues	$1,956,237	$1,835,384	$3,356,418	$3,013,005
Other revenues:
Product and other revenues	351,630	324,130	529,835	492,245
Interest income	43,375	18,606	135,021	69,503
	2,351,242	2,178,120	4,021,274	3,574,753

Operating expenses:
Cost of services	984,220	917,938	2,326,196	2,068,795
Cost of other revenues	69,158	18,967	182,262	77,253
Selling, general and administrative	289,205	328,295	852,954	891,691
	1,342,583	1,265,200	3,361,412	3,037,739

Operating income	1,008,659	912,920	659,862	537,014
Non-operating interest expense	(10,628)	(12,028)	(46,920)	(49,059)
Other income, net	8,235	8,517	22,856	22,527

Income from continuing operations before taxes	1,006,266	909,409	635,798	510,482
Income taxes	415,037	367,673	261,461	212,941

Net income from continuing operations	591,229	541,736	374,337	297,541
Net income (loss) from discontinued operations	(676,793)	45,802	(807,990)	192,867

Net income (loss)	($85,564)	$587,538	($433,653)	$490,408

Basic earnings (loss) per share:
Net income from continuing operations	$1.83	$1.65	$1.16	$0.91
Net income (loss) from discontinued operations	(2.09)	0.14	(2.50)	0.58
Net income (loss)	($0.26)	$1.79	($1.34)	$1.49

Basic shares outstanding	322,991	328,423	322,688	328,118

Diluted earnings (loss) per share:
Net income from continuing operations	$1.81	$1.63	$1.15	$0.89
Net income (loss) from discontinued operations	(2.07)	0.14	(2.48)	0.58
Net income (loss)	($0.26)	$1.77	($1.33)	$1.47

Diluted shares outstanding	326,195	332,141	326,154	333,187

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Year Ended April 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	($433,653)	$490,408
Adjustments to reconcile net income (loss) to net cash
provided by (used) in operating activities:
Depreciation and amortization	150,215	148,321
Stock-based compensation	41,338	47,182
Excess tax benefits from stock-based compensation	(3,236)	—
Operating cash flows provided by (used in) discontinued operations	72,696	(250,051)
Other net changes in working capital, net of acquisitions	(412,084)	158,282
Net cash provided by (used in) operating activities	(584,724)	594,142

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	(954,281)	—
Purchases of property and equipment	(161,091)	(193,277)
Payments made for business acquisitions, net of cash acquired	(57,554)	(210,142)
Investing cash flows provided by discontinued operations	15,362	(324,095)
Other, net	(812)	39,009
Net cash used in investing activities	(1,158,376)	(688,505)

Cash flows from financing activities:
Repayments of commercial paper	(8,264,561)	(6,423,881)
Proceeds from issuance of commercial paper	9,256,643	6,423,881
Repayments of other short-term borrowings	(6,010,432)	(625,000)
Proceeds from other short-term borrowings	6,689,432	625,000
Repayments of long-term debt	(500,000)	—
Customer banking deposits	1,129,263	—
Dividends paid	(171,966)	(160,031)
Acquisition of treasury shares	(188,802)	(260,312)
Excess tax benefits from stock-based compensation	3,236	—
Proceeds from exercise of stock options	25,703	98,481
Financing cash flows provided by discontinued operations	52,421	—
Other, net	(29,826)	18,826
Net cash provided by (used in) financing activities	1,991,111	(303,036)

Net increase (decrease) in cash and cash equivalents	248,011	(397,399)
Cash and cash equivalents at beginning of the year	673,827	1,071,226
Cash and cash equivalents at end of the year	$921,838	$673,827

Supplementary cash flow data:
Income taxes paid	$405,445	$270,540
Interest paid on borrowings	151,436	102,317
Interest paid on deposits	27,475	—

SELECTED OPERATING DATA

Unaudited

	(in thousands, except average fee)
U.S. Tax Operations	For the year ended April 30,
	2007	2006 (2)	Change
Net tax preparation fees: (1)
Company-owned operations	$1,780,007	$1,688,329	5.4%
Franchise operations	823,370	753,335	9.3%
	$2,603,377	$2,441,664	6.6%
Total clients served:
United States:
Company-owned operations	10,336	10,359	-0.2%
Franchise operations	5,458	5,373	1.6%
IMAL only (3)	77	—	**
Total retail offices	15,871	15,732	0.9%
Digital tax solutions	4,444	3,721	19.4%
	20,315	19,453	4.4%
International (4)	2,569	2,459	4.5%
	22,884	21,912	4.4%
Net average fee - retail: (5)
Company-owned operations	$172.45	$162.91	5.9%
Franchise operations	151.06	140.37	7.6%
	$165.06	$155.20	6.4%

Consumer Financial Services	Year Ended	Three months ended
	4/30/2007	4/30/2007	4/30/2006	% change	1/31/2007	% change

Broker-dealer:
Traditional brokerage accounts (6)	386,902	386,902	418,162	-7.5%	394,767	-2.0%
Average assets per traditional brokerage account	$85,518	$85,518	$75,222	13.7%	$81,774	4.6%
Ending balance of assets under administration (billions)	$33.1	$33.1	$31.8	4.1%	$32.6	1.5%
Average customer margin balances (millions)	$404	$373	$493	-24.3%	$390	-4.4%
Average payables to customers (millions)	$613	$573	$721	-20.5%	$630	-9.0%
Advisors	918	918	958	-4.2%	911	0.8%

Banking:
Efficiency ratio (7)	37%	37%	n/a	n/a	36%	0.8%
Annualized net interest margin (8)	2.70%	2.53%	n/a	n/a	2.52%	0.0%
Annualized pretax return on average assets (9)	2.60%	3.42%	n/a	n/a	2.63%	0.8%
Total ending assets (millions)	$1,501	$1,501	n/a	n/a	$1,814	-17.3%

(1) Gross tax preparation fees less coupons and discounts.

(2) Prior year numbers have not been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2007.

(3) Clients who received an IMAL but did not return for tax preparation and/or e-filing services.

(4)In fiscal year 2006, the end of the Canadian tax season was extended from April 30 to May 1, 2006. Clients served in our international operations in fiscal year 2006 includes approximately 41,400 returns in both company-owned and franchise offices which were accepted by the client on May 1, 2006. The revenues related to these returns were recognized in fiscal year 2007. In the current fiscal year, the Canadian tax season ended on April 30, 2007.

(5) Calculated as net tax preparation fees divided by retail tax preparation and related clients served.

(6) Includes only accounts with a positive period-end balance.

(7) Non-interest expenses divided by total revenue less interest expense. See reconciliation of non-GAAP financial measures.

(8) Annualized net interest revenue divided by average assets. See reconciliation of non-GAAP financial measures.

(9) Annualized pretax banking income divided by average assets. See reconciliation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited, dollars in thousands

	Year Ended	Three Months Ended
	April 30, 2007	April 30, 2007	January 31, 2007
Efficiency Ratio:
Total Consumer Financial Services expenses	$368,279	$105,963	$96,552
Less: Interest and non-banking expenses	(352,068)	(97,496)	(91,983)
Non-interest banking expenses	$16,211	$8,467	$4,569

Total Consumer Financial Services revenues	$388,090	$120,202	$107,511
Less: Non-banking revenues and interest expense	(343,876)	(97,162)	(94,800)
Banking revenue net of interest expense	$44,214	$23,040	$12,711

	37%	37%	36%

Annualized Net Interest Margin:
Net interest revenue - banking	$23,963	$9,654	$6,188

Net interest revenue - banking (annualized)	$23,963	$38,616	$24,752

Divided by average assets	$888,320	$1,525,662	$982,633

	2.70%	2.53%	2.52%

Annualized Return on Average Assets:
Total Consumer Financial Services pretax income	$19,811	$14,239	$10,959
Less: Non-banking pretax income (loss)	(3,275)	1,195	4,505
Pretax banking income	$23,086	$13,044	$6,454

Pretax banking income - annualized	$23,086	$52,176	$25,816

Divided by average assets	$888,320	$1,525,662	$982,633

	2.60%	3.42%	2.63%